Exhibit (v)

[S&C Letterhead]

September 9, 2005

Republic of Portugal,

Instituto de Gestão do Crédito Público,

Avenida da República No. 57-6,

1050 Lisbon,

Portugal.

Ladies and Gentlemen:

In connection with the filing of the Post-Effective Amendment No. 2 to the Registration Statement No. 33-81838 (the “Amended Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”) relating to debt securities (the “Securities”) to be issued by the Republic of Portugal (“Portugal”), we, as United States counsel to Portugal, have examined such certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, assuming that the Securities have been duly and validly authorized, the Securities will, when the Amended Registration Statement has become effective under the Securities Act and the Securities have been issued in accordance with the fiscal agency agreement between Portugal and a fiscal agent appointed by Portugal, such agreement to be in substantially the form filed as exhibit (vi) to the Amended Registration Statement, and delivered against payment in accordance with the terms agreement (including the Standard Underwriting Terms filed as exhibit (vii) to the Amended Registration Statement) between Portugal and the underwriters to be appointed by Portugal, be validly issued and will constitute valid and legally binding obligations of Portugal.

We confirm our opinion expressed in the Amended Registration Statement under the headings “Taxation – United States Taxation”.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

SULLIVAN & CROMWELL LLP

E-6